Exhibit 99.1

INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Reaches Agreement to Sell

Ownership Interest in Ilim Joint Venture

MEMPHIS, Tenn. – January 24, 2023 – International Paper (NYSE: IP) today announced that it has entered into an agreement to sell its 50% interest in Ilim SA, the holding company for its Ilim joint venture (JV), to its JV partners for $484MM (USD) equity value. The sale is subject to regulatory approvals in Russia.

This transaction indicates ~$3.5 billion in total enterprise value (TEV) for Ilim based on a ~3.1X EBITDA multiple on 2022 full-year results*.

The Company also received an indication of interest from its JV partners to purchase all of the Company’s shares (constituting a 2.39% stake) in JSC Ilim Group for $24MM (USD) on terms and conditions to be agreed. The Company intends to pursue an agreement to sell the JSC Ilim Group shares, and to divest other non-material residual interests associated with Ilim, to its JV partners.

Additional information will be communicated when available.

*	2022 full-year unaudited results are $1.11B EBITDA; As of 12/31/22, the unaudited TEV includes $2.45B net debt

About International Paper

International Paper (NYSE: IP) is a leading global supplier of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. Headquartered in Memphis, Tenn., we employ approximately 38,000 colleagues globally. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2021 were $19.4 billion. Additional information can be found by visiting InternationalPaper.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our ability to meet targets and goals with respect to climate change and the emission of GHGs and other environmental, social and governance matters; (ii) the impact of the conflict involving Russia and Ukraine, including in connection with related escalated sanctions imposed by the United States, the European Union, G7 and other countries and possible actions by the Russian government, and the impact of such developments on domestic and global economic and geopolitical conditions in general and on us and our Ilim joint venture, which could be materially and adversely affected by such developments, and our inability to predict the full impact of the Russian invasion of Ukraine, current or future sanctions, geopolitical instability and the possibility of broadened military conflict on our Ilim joint venture, on our receipt of dividends from our Ilim joint venture and on the value of and our ability to sell our interest in the Ilim joint venture; (iii) the level of our indebtedness and changes in interest rates (including the impact of current elevated interest rate levels); (iv) the impact of global and domestic economic conditions and industry conditions, including with respect to current negative macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions1, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (v) domestic and global geopolitical conditions, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (vi) the amount of our future pension funding obligations, and pension and healthcare costs; (vii) unanticipated expenditures or other adverse developments related to compliance with existing and new environmental, tax, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws and regulations; (viii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (ix) risks inherent in conducting business through joint ventures; (x) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs and other corporate transactions, (xi) cybersecurity and information technology risks; (xii) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xiii) our exposure to claims under our agreements with Sylvamo Corporation; (xiv) our failure to realize the anticipated benefits of the spin-off of Sylvamo Corporation and the qualification of such spin-off as a tax-free transaction for U.S. federal income tax purposes; and (xv) our ability to attract and retain qualified personnel, particularly in light of current labor market conditions. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and SEC filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Investors: Mark Nellessen, 901-419-1731 and Michele Vargas, 901-419-7287

Media: Amy Simpson, 901-419-4964